EV Energy Partners Prices Private Offering of $300 Million of 8.0% Senior Notes

HOUSTON, TX — (Marketwire - March 17, 2011) - EV Energy Partners, L.P. (NASDAQ: EVEP) today announced that it priced its private offering to eligible purchasers of $300 million in aggregate principal amount of 8.0% senior unsecured notes due 2019 at an offering price equal to 100% of par.  The offering was upsized from the previously announced $250 million to $300 million.  The Partnership intends to use the net proceeds, after expenses, from the notes offering of approximately $291.7 million to repay indebtedness under its existing revolving credit facility. The offering is expected to close on March 22, 2011, subject to satisfaction of customary closing conditions.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-US persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, except as required by law.

(code #: EVEP/G)

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding closing of the offering and the use of proceeds of the offering. These statements reflect the Partnership’s expectations or forecasts based on assumptions made by the Partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward- looking statements. These risks are further described in the Partnership’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P., Houston
Michael E. Mercer
713-651-1144
http://www.evenergypartners.com